Exhibit 99.1

SECURITY AGREEMENT (INVESTMENT ACCOUNT)

THIS SECURITY AGREEMENT (INVESTMENT ACCOUNT) (the “Agreement”) dated as of March 13, 2025 (the “Effective Date”), is made by STEPHEN M. CASE, as Trustee of the Stephen M. Case Revocable Trust dated December 17, 1998, as amended (the “Pledgor”), whose address is l717 Rhode Island Avenue, NW, Washington DC 20036 in favor of FIRST HAWAIIAN BANK, a Hawaii corporation (the “Lender”) whose address is 999 Bishop Street, Honolulu, Hawaii 96813, Attention: Corporate Banking Division.

RECITALS:

A.            Lender is extending to Pledgor and Stephen M. Case in his individual capacity (collectively, the “Borrower”) a revolving credit facility in the maximum aggregate principal amount at any one-time outstanding of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the “Credit Facility”).

B.            In this Agreement, the Pledgor is providing Collateral (defined in Section 2 below) to the Lender to secure the Borrower’s Obligations (defined in Section 3 below) with respect to the Credit Facility.

NOW, THEREFORE, Pledgor and the Lender each hereby agree as follows:

1.             Recitals. The Recitals set forth above are hereby incorporated into this Agreement.

2.             Grant of Security Interest. Pledgor hereby grants to the Lender, a security interest, as that term is defined in the Uniform Commercial Code, Chapter 490 of the Hawaii Revised Statutes in the following (collectively, the “Collateral”):

a.             all of the Pledgor’s right, title and interest in, to and under account number 1473900 established by Pledgor or pursuant to the deposit account agreement (collectively, the “Account”), maintained by Pledgor with First Hawaiian Bank (Wealth Advisory Division) (the “Agent”), pursuant to the New Account Application Custody - Institution executed by Pledgor and delivered to the Agent, as supplemented and amended from time to time (the “Account Agreement”), together with all of the Pledged Assets (as hereinafter defined) including, without limitation, all of Pledgor’s legal, beneficial and other interests now or hereafter held in, to and under the Account and any and all Pledged Assets now or hereafter held from time to time in the Account, together with all claims, general intangibles, credits, contract rights, demands and other property, and rights and interests of Pledgor relating to the Account or Pledged Assets. “Pledged Assets” means, collectively, any and all investment property, financial assets and other assets and property of any kind now or hereafter held in the Account, including but not limited to all stocks, bonds, mutual fund shares, and other investment instruments, securities certificates, securities entitlements and interests and all dividends, interest, proceeds and other moneys, deposits documents, negotiable instruments, chattel paper and other property, exclusive, however, of Excluded Collateral (defined below). Without limiting the generality of the foregoing, on and as of the Effective Date, the Pledged Assets include, without limitation, the assets and other property described in Schedule A attached hereto.

b.            the Account Agreement, including, without limitation, all of Pledgor’s rights, powers, privileges and beneficial interests in, to and under the Account Agreement, and all of Pledgor’s rights, powers and privileges to make withdrawals or receive distributions of or to sell the Pledged Assets or the Proceeds and Products, and to direct the Agent to make distributions of the Collateral or any part thereof; and

c.             all proceeds, products, substitutions and exchanges of the foregoing, including but not limited to, all dividends (whether in cash, stock or otherwise), interest payments, choses in action, options and warrants to purchase and/or sell, and all conversions of any the Pledged Assets to other property, in each case from time to time received, receivable, distributed or distributable in respect of or in exchange for any and all of the foregoing and all additions and accessions thereto and substitutions therefor (collectively, the “Proceeds and Products”).

PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, the Collateral shall in no event include: (1) any stock of First Hawaiian Bank; (2) any interest in a common trust fund or collective investment trust fund of the nature described in 12 C.F.R. Section 9.18; (3) Pledgor’s title to any land or other real property; or (4) any other investments or other property to the extent that a security interest therein granted to Lender under this Agreement would cause Lender to be in violation of any applicable statutes, regulations or other laws (collectively called “Excluded Collateral”), and in connection with the foregoing, no Excluded Collateral shall be deemed to constitute Pledged Assets or other Collateral hereunder, notwithstanding that Excluded Collateral may from time to time be held in the Account.

PROVIDED FURTHER that upon full repayment of the Credit Facility, the Lender shall promptly deliver the Collateral to Pledgor and release the lien created by this Security Agreement.

3.             Obligations Secured. The Pledgors hereby grant the security interest in the Collateral to the Lender for the sole purpose of securing:

(a)           the repayment of all indebtedness and obligations of Borrower under the terms of that certain Revolving Credit Agreement and that certain Revolving Note both dated the date hereof in the maximum principal amount at any one-time outstanding of $15,000,000.00, executed by Borrower in favor of Lender (as such Revolving Credit Agreement and Revolving Note may be amended, renewed, restated or replaced being hereinafter referred to, respectively, as the “Credit Agreement” and the “Note”); and

(b)           the payment and performance of all indebtedness and obligations of Borrower under or in connection with the following made by Borrower to secure the repayment of the Credit Facility: (i) any transaction now existing or hereafter entered into between Borrower and Lender which is a rate swap, basis swap, commodity swap, equity or equity index swap, foreign exchange transaction, currency or cross-currency rate swap, or any similar transaction or any combination thereof (including any option, cap, collar, floor or forward with respect to any of the foregoing), whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing, and (iii) any agreement, confirmation or other document with respect thereto;

(c)           the performance and observance by Pledgor of all of the covenants, conditions and agreements to be performed and observed by Pledgor in this Agreement, including but not limited to, the payment by Borrower to Lender of all sums expended or advanced by Lender pursuant to any provision of this Agreement; and

(d)           to secure the payment by Borrower to Lender of all other sums now or hereafter loaned or advanced by Lender to Borrower or extended by Lender for the account of Borrower, or otherwise owing by the Borrower to Lender in connection with the Credit Facility.

All obligations referred to in this Section 3 are herein collectively called the “Obligations”; and this Agreement, together with all other agreements and documents evidencing, securing or otherwise pertaining in any manner to the Obligations are herein collectively called the “Credit Documents”.

4.             Perfection of Security Interest. In addition to any other action provided in Section 6 hereof, Pledgor will, from time to time, execute any customary document necessary to perfect the Lender’s first priority security interest in the Collateral, including, without limitation, a Control Agreement in the form attached hereto as Exhibit”1”, which must also be acknowledged by the Agent.

5.             Representations, Warranties and Agreements. Pledgor represents, warrants and agrees as follows:

a.             Priority. The security interests granted to Lender by this Agreement does now and hereafter will constitute security interests of first priority.

b              Ownership. Pledgor is and will remain, and as to Collateral acquired by it from time to time after the date hereof, Pledgor will be, except as otherwise permitted by Lender, the owners of the Collateral free from any encumbrances, security interests, or rights or options held by any person or entity, other than the Lender’s security interests therein, and Pledgor shall defend the Collateral against any and all claims and demands of all persons at any time claiming any interest therein in any manner materially adverse to the Lender.

c.             Office. Pledgor’s place of business and chief executive office (in any such case, the “location”) is located at the address stated above. Pledgor shall not move its location without having given the Lender forty-five (45) days’ prior written notice. To the extent applicable, evidence of all Collateral and the only original books of account and records of Pledgor relating thereto are, and shall continue to be, kept at the location of Pledgor.

d.             Power. Pledgor has full power and authority and legal right to grant to the Lender a security interest in the Collateral and, except for the MLP Certificate (as defined in the Credit Agreement), no further consent, authorization, approval or other action by any person or entity is required for the grant of such security interest or for the Lender’s exercise of its rights and remedies hereunder except as may be required in connection with the Lender’s sale of the Collateral by laws affecting generally the offering and sale of securities.

e.             Regulations. Pledgor’s granting to the Lender of a security interest in the Collateral does not violate Regulation U of the Federal Reserve Board as of the date hereof. Pledgor shall, from time to time, grant to Lender a security interest in such additional collateral as Lender may determine to be necessary to assure that the aggregate amount of the secured Obligations does not exceed at any time the maximum loan value of the Collateral under Regulation U.

f.             Account Agreement; Conforming Amendment. A true, correct and complete copy of the Account Agreement, together with any and all supplements and amendments thereto (if any), have been provided to Lender. All provisions of this Agreement, including, without limitation, the grant to Lender herein of the rights, powers and interests in accordance with the provisions hereof, are consistent with and permitted under the terms of the Account Agreement. In connection with the foregoing: (i) in the event of a conflict between the terms of this Agreement and the terms of the Account Agreement, the terms of this Agreement shall govern and control; (ii) all provisions of the Account Agreement are hereby amended as necessary to conform with the provisions of this Agreement and the rights, powers and interests granted to Lender hereunder; and (iii) from time to time, and at any time, Pledgor shall promptly on demand of Lender execute and deliver (and cause the Agent to execute and deliver) one or more amendments to the Account Agreement in form and substance reasonably satisfactory to Lender, to further evidence or effect such conformity and consistency with this Agreement. So long as this Agreement is in effect, the Account Agreement may only be amended with the prior written consent of Lender.

g.             Investments. For so long as this Agreement remains in effect, and while any of the Obligations remain outstanding, Pledgor shall not exercise any power of direction under the Account Agreement.

6.             Duties and Promises Concerning the Collateral.

a.             Supplements; Further Assurances. Pledgor agrees that at any time and from time to time within five (5) calendar days after the Lender’s demand therefor, Pledgor will, at the Pledgor’s expense, execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Lender deems reasonably appropriate or advisable, in order to create, initially perfect and thereafter preserve and protect an74y security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to the Collateral.

b.             Negative Pledge/Notice . Pledgor will not, and Pledgor will not let anyone else, collect upon, assign or transfer the Collateral or any right to it to anyone else, nor let anything happen which will make the Collateral become subject to any claim or liable to seizure in bankruptcy or otherwise, or which would impair the interest of the Lender in the Collateral, including but not limited to the transfer of the Collateral and/or Account to another agent or the termination of the Control Agreement without a substitute thereof and an amendment to this Agreement, all in form and content acceptable to the Lender in its sole and absolute discretion while any of the Obligations remain outstanding. Pledgor agrees that prior to any transfer of the Collateral and/or Account to another agent or the termination of the Account relationship pursuant to the foregoing sentence, Pledgor shall give Lender prior written notice of such transfer or termination and make arrangements for and cooperate with Lender for the transfer of the Collateral to a new account over which Lender shall have “control” as defined in Section 9-106 of the Code (defined below) and shall agree to modify this Agreement in accordance therewith.

7.             Voting Rights; Dividends; Etc.

a.             As long as no Event of Default (as hereinafter defined) shall have occurred and be continuing:

(i)            Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Loan Documents.

(ii)           Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lender’s security interest therein, any and all interest, cash dividends and other cash distributions in respect of the Collateral); provided, however, that any and all dividends and other distributions in the form of securities (including distributions resulting from stock splits and dividends payable in stock) shall be held as Collateral hereunder and shall, if received by any Pledgor, be received in trust for the benefit of Lender, be segregated from the other property or funds of the Pledgors, and be promptly delivered to Lender as Collateral in the same form as so received (with any necessary endorsement) above. Any provision to the contrary notwithstanding, upon the written request of Borrower, Lender shall promptly release and re-assign a portion of the Collateral pursuant to the terms and conditions set forth in Section 1.0 l of the Credit Agreement.

(iii)          In order to permit any Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) above and to receive the interest, dividends and distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii) above, Lender shall, if necessary, upon written request of the Pledgor, from time to time execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies, dividend payment orders and other instruments as the Pledgor may reasonably request.

While any of the Obligations remain outstanding, Pledgor acknowledges and agrees that Pledgor may not sell or permit to be sold any Collateral in the Account without the prior written consent of Lender, which consent Lender may withhold in its sole and absolute discretion.

b.             Upon the occurrence and during the continuance of an Event of Default:

(i)            Upon written notice from Lender to the Pledgor, all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) above shall cease, and all such rights shall thereupon become vested in Lender which shall thereupon have the sole right to exercise such voting and other consensual rights during the continuance of such Event of Default.

(ii)           All rights of the Pledgor to receive the interest, dividends and distributions which they would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) above shall cease and all such rights shall thereupon become vested in Lender which shall thereupon have the sole right to receive and hold as Collateral such interest, dividends and distributions during the continuance of such Event of Default.

c.             In order to permit Lender to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(b)(i) above, and to receive all interest, dividends and distributions which it may be entitled to receive under Section 7(b)(ii) above, the Pledgor shall, if necessary, upon written notice from Lender, from time to time execute and deliver to Lender appropriate proxies, dividend payment orders and other instruments as Lender may reasonably request.

d.            All interest, dividends and distributions which are received by the Pledgor contrary to the provisions of Sections 7(a)(ii) and 7(b)(ii) above shall be received in trust for the benefit of Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to Lender as Collateral in the same form as so received (with any necessary endorsement).

8.             Avoidance of Prohibited Investments . For so long as this Agreement shall remain in effect, Pledgor shall not invest, and shall not permit the Agent to invest, any portion of the Collateral or proceeds thereof in a manner or in investments which would cause a violation of Regulation U or any other applicable statutes, regulations or other laws.

Agent shall not have any responsibility to ensure that any investment complies with this Section 8. Pledgor shall be solely responsible to ensure the Collateral complies with this Section 8 and Pledgor or Lender, acting alone, shall have the power to direct Agent to change the investment of any Collateral that violates this Section 8.

9.             Directions to and Authority of the Agent. Pledgor hereby irrevocably authorizes Agent, appoints the Agent its attorney-in-fact and grants to Agent a durable power of attorney, with full power of substitution, and with full authority in the name, place and stead of Pledgor: (a) to disclose to Lender, from time to time, at Lender’s request, any financial or other information held by Agent, whether confidential or nonconfidential, in respect of Pledgor or the Collateral, and (without limitation of the generality of the foregoing) to make available to Lender promptly on demand: (i) certifications to Lender regarding the description, nature and market value of the Collateral; and (ii) all notices in respect of the Collateral which Pledgor is entitled to receive; (b) to maintain the Collateral free and clear of any security interest or other encumbrance except the security interest held by Lender under this Agreement, so as to enable Agent, at any time or times, to Collect upon the assets comprising the Collateral in order to have Lender hold cash as collateral for a portion of or the full amount of the Obligations in accordance with the terms of this Agreement; (c) to promptly convert assets comprising the Collateral into cash (to the full extent necessary to secure the amount demanded by Lender) and to apply the cash proceeds of such conversion to the immediate payment of the amount as and when demanded by Lender: (i) upon Agent’s receipt from Lender of a written demand that all or any part of the Obligations be paid; (ii) upon demand by Lender, upon dissolution of any Pledgor; (iii) upon demand by Lender, upon the resignation or removal of Agent; and/or (iv) upon demand by Lender, upon the revocation or termination of the Agency Agreement; and (d) to comply with: (i) any and all other provisions of this Agreement, as amended from time to time; and (ii) any and all notices, instructions and directions from time to time and at any time given to Agent by Lender pursuant to the terms of this Agreement.

Pledgor agrees that Agent shall be entitled to comply with the terms of this Agreement and the authorizations and directions given to Agent pursuant to this Agreement, in each case, notwithstanding contrary directions, order or instructions at any time given by or on behalf of Pledgor. Agent shall have no duty to examine the propriety of any instructions provided to Agent by Lender as described in this Agreement and may rely thereon, and shall act in accordance with such instructions. Such instructions may be in writing or oral, provided that any oral instructions shall be, upon the Agent’s written request, confirmed in writing to Agent within five (5) Business Days after such oral instructions are given.

Absent gross negligence or willful misconduct by Agent, Pledgor hereby releases, indemnifies and agrees to defend, protect, save and hold harmless, Agent from and against any and all claims, lawsuits, demands and damages whatsoever arising out of or in any way connected with Agent’s acceptance and compliance with the agency, authority or directions under this Agreement and the instructions of Lender as to the Collateral which are in compliance with the terms and conditions of this Agreement.

10.           Lender Appointed Attorney-in-Fact. Pledgor hereby appoints Lender as Pledgor’s attorney-in-fact, with full power of substitution, and with full authority in the name, place and stead of Pledgor, or otherwise, from time to time in Lender’s discretion to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any interest, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. Said power of attorney is irrevocable, being coupled with an interest.

11.           Reasonable Care. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equivalent to that which Lender, in its individual capacity, accords its own property consisting of negotiable securities, it being understood that Lender shall have no responsibility for: (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not Lender has or is deemed to have knowledge of such matters; or (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any other persons with respect to any Collateral.

12.           Events of Default. As used in this Agreement, the term “Event of Default” means a default under this Agreement, the Credit Agreement or any one of the other Credit Documents.

13.           Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

a.             In General. This Agreement may be enforced by Lender without first resorting to or exhausting any other security or collateral and without first having recourse to any of the Credit Documents or any of the property covered by any security instrument, through foreclosure proceedings or otherwise, and without first or concurrently proceeding against the Pledgor or any other person or entity.

b.             Remedies: Collection from the Collateral; Instructions to Agent. If any Event of Default shall have occurred and be continuing, then and in every such case, Lender may, at any time and from time to time during the continuance of such Event of Default: ( l) Collect from the Collateral, and instruct Agent to hold the cash collateral and proceeds thereof as security for the Obligations; and/or (2) exercise the rights and remedies set forth in subsection (c) immediately hereinbelow. Agent shall have no duty to examine the propriety of such instructions and may rely thereon, and shall act in accordance with such instructions notwithstanding contrary instructions issued by Pledgor. Such instructions may be in writing or oral, provided that any oral instructions shall be, upon the Agent’s written request, confirmed in writing to Agent within five (5) Business Days after such oral instructions are given.

In the event of the removal or resignation of Agent or the termination or closure of the Account, Agent shall notify Lender of such event and Pledgor agrees that Agent shall continue to hold the assets in the Account pending written instructions from Lender.

c.             Remedies; Disposition of Collateral. Lender may substitute itself for Pledgor with respect to the Collateral in which case Lender may do anything with the Collateral that Pledgor could do. Lender may also, from time to time, exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the “Code”) in effect in the State of Hawaii at the time of an Event of Default. Lender may also in its sole discretion, without notice except as specified below, sell the Collateral at public or private sale, at any exchange, agent’s board or at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. Lender may be the purchaser of any or all of the Collateral at any such sale to the extent permitted by law and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations owed to Lender as a credit on account of the purchase price. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Pledgor, and Pledgor hereby waives (to the full extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ notice to any Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place at and to which it was so adjourned. Pledgor hereby waives any claims against Lender arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Lender accepts the first offer received and does not offer such Collateral to more than one offeree.

d.             Private Resale. Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, Lender may, with respect to any sale of all or any part of the Collateral: (i) limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof; and (ii) impose other limitations or conditions in connection with such sale as Lender may deem necessary or advisable to comply with the Securities Act or other laws. Pledgor acknowledges that any such private resale may be at prices and on terms less favorable to Lender than those obtainable through a public resale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private resale shall be deemed to have been made in a commercially reasonable manner and that Lender shall have no obligation to engage in public resale and no obligation to delay the resale of any Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public resale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so. Pledgor will execute such documents and take such other action as Lender may deem necessary or advisable in order that any such sale may be made in compliance with legal requirements.

e.             Sales in Exempt Transactions. From time to time at Lender’s written request, Pledgor at its own expense shall furnish or cause to be furnished to the Lender all such information as the Lender may request in order to determine the number of shares and other instruments which may be sold by Lender as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder and the Hawaii Uniform Securities Act, as the same are in effect from time to time.

14.           Application of Proceeds. After and during the continuance of an Event of Default, any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any Collection from, or other realization upon all or any part of the Collateral shall, at Lender’s option, be held and applied from time to time as follows:

a.             First, applied to the payment of the costs and expenses of such Collection, sale or other realization, including fees and costs owed to Lender’s agents and attorneys, and all expenses, liabilities and advances made or incurred by Lender in connection therewith;

b.             Second, held to secure remaining Obligations and as applicable, applied to the payment of the Obligations as and when due; and

c.             Third, after the cancellation of all of the Obligations hereunder or payment in full of all of the Obligations as and when due (as applicable), provided to the Pledgor, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

15.           Indemnity. The Pledgor agrees to indemnify, reimburse, defend and protect, and save and hold harmless, Lender from any and all claims, actions, causes of action, suits at law or in equity, liens, controversies, liabilities, costs and expenses incurred by Lender (including, but not limited to, reasonable attorneys’ fees and expenses), demands and damages, of whatsoever kind or nature (except for Lender’s gross negligence, willful misconduct or failure to comply with this Agreement), whether presently known or not, resulting from, arising out of, connected with, or traceable either directly or indirectly to: (a) this Agreement or any of the Collateral; (b) the lien and security interest of Lender in and to the Collateral; or (c) any actions taken by or on behalf of Lender pursuant to this Agreement. Without in any way limiting the generality of the immediately preceding sentence, Pledgor agrees to indemnify Lender from and against any and all third party claims, losses and liabilities caused by or in any way relating to this Agreement. Should Lender incur any liability, costs or expenses mentioned in this Section 15, the Pledgor shall immediately upon demand reimburse Lender for the full amount thereof, and Lender may apply the Collateral in or toward the satisfaction of, or reimbursement for said loss or damage. For clarity, the parties hereto acknowledge and agree that the Pledgor’s indemnity set forth in this Section 15 is made with respect to this Agreement and the Collateral as stated herein and therefore this indemnity is not duplicative of any indemnity set forth in any of the Credit Documents.

16.           Lender’s Expenses.

a.             All advances, costs, expenses, charges and attorneys’ fees which Lender may make, pay or incur for the protection of its security or for the enforcement of any of its rights hereunder, including without limitation any proceedings to Collect upon any of the Collateral which are commenced and subsequently abandoned, or in any dispute or litigation in which Lender may become involved by reason of or arising out of this Agreement, or the Collateral or the care and management of the Collateral, shall be paid by the Pledgor to Lender, on demand, and Pledgor’s obligation to pay all of such amounts which may be due and owing under this Agreement and the Pledgor’s obligation to pay all other amounts which may be due and owing from time to time under the Credit Documents and this Agreement, shall be and is secured by the security interest granted herein.

b.            On and after the occurrence of an Event of Default, the Pledgor will, upon demand, pay to Lender the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which Lender may incur in connection with the administration of this Agreement, the custody, preservation, use or operation of, or the Collection from, or other realization upon, any of the Collateral, the exercise or enforcement of any of the rights of Lender hereunder, or the failure by the Pledgor to perform or observe any of the provisions hereof.

17.           No Waiver. No failure on the part of Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are, to the full extent permitted by law, cumulative and are not exclusive of any remedies provided by law.

18.           Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, to Pledgor (as set forth above) or Lender at the addresses set forth in this Agreement or at any other address designated in writing by the Pledgor to Lender as the applicable addresses for notices in lieu thereof. The deemed date of delivery shall be the date any notice is delivered in person or two (2) Business Day after the mailing, as applicable.

19.           Applicable Law. The laws of the State of Hawaii shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

20.           Binding Effect and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding on, Lender and its successors and assigns, Pledgor and Pledgor’s personal representatives, heirs, successors and permitted assigns. This Agreement, together with all other documents evidencing or securing the Obligations, constitutes the entire agreement between Lender and the Pledgor.

21.           Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement, and no consent to any material departure by the Pledgor therefrom, may in any event be effective unless in writing signed by Lender, and then only in the specific instance and for the specific purpose given.

22.           Regulation U.

a.             No part of the proceeds of the Credit Documents will be used by the Pledgor to purchase or carry any Margin Stock. Pledgor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. If requested by Lender, Pledgor shall promptly furnish to Lender on or before the date of execution of this Agreement and thereafter from time to time, a statement in conformity with the requirements of Federal Reserve Form U-1.

b.            Pledgor shall indemnify, reimburse, defend and protect, and save and hold harmless, Lender from any and all claims, actions, causes of actions, suits at law or in equity, liens, controversies, liabilities, demands and damages, of whatsoever kind or nature, whether presently known or not, resulting from, arising out of, connected with, or traceable either directly or indirectly to any misrepresentation, intentional or otherwise, contained hereinabove or any action by Pledgor constituting a breach or default of its representations or obligations set forth in this Section 22.

c.             As used herein the term “Margin Stock” shall have the meaning provided therefor in 12 C.F.R. Section 22 l.2(h) of Regulation U, or in any successor provision thereof.

23.           Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions of this Agreement are severable.

24.           Survival. To the fullest extent permitted under applicable law, the provisions of this Agreement, including, without limitation, Sections 9 and 13(b) relating to Collection from Collateral, shall survive the termination of the Account Agreement or the agency set forth therein until all Obligations have been fully satisfied.

25.           Waiver of Conflicts. Pledgor acknowledges that: (a) the Wealth Advisory Division (“WAD”) is a division of Lender; (b) as a result of such affiliation actual or potential conflicts of interest may now exist or hereafter arise in respect of the administration of the Account and this Agreement; and (c) Pledgor has had the opportunity to consult with independent counsel or other advisors in respect of such conflicts. Pledgor consents to such conflicts, consents to Lender’s and WAD’s performance of their respective obligations and exercise of their respective rights and remedies hereunder notwithstanding the existence of any such conflicts, and waives (on behalf of Pledgor and its successors and permitted assigns and all other persons who may at any time hold any right or interest under the Account Agreement or this Agreement) any claim or claims which such Pledgor or any other beneficiary now has or may hereafter acquire against Lender and WAD, or either of them, in connection with or as a result of any such conflict.

26.           No Tie-In. Pledgor acknowledges that: (a) Pledgor, for its own business reasons has freely chosen to obtain the applicable Credit Facility from Lender; and (b) Pledgor, for its own business reasons, has freely chosen to engage WAD; (c) Lender has not required that Pledgor obtain any trust or other services from WAD; and (d) WAD has not required that Pledgor obtain any credit or other services from Lender.

27.           Jury Waiver. Lender and Pledgor each hereby waive trial by jury in any action, proceeding, claim, or counterclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this Agreement or any of the Credit Documents.

28.           Reserved.

29.           Agreements regarding Collection from Collateral. Pledgor acknowledges and agrees that in the course of Collection from the Collateral in accordance with the provisions set forth in Section 13 of this Agreement: (a) the assets being Collected from may be denominated in dollar amounts which exceed the requisite dollar amount necessary to accomplish the Collection thereunder and in such circumstances, upon such Collection and application of the amount necessary to comply with the requisite subsection, one hundred percent (100%) of any residual amounts shall be held in the Account as part of the Collateral which secures the Obligations in accordance with this Agreement; (b) Lender shall have sole discretion to determine which assets to Collect from and the procedures for Collection (i.e., whether through redemption, sale at an exchange or via any other means, including but not limited to, in the Event of Default, pursuant to the procedures set forth in Section 13) and the date upon which such Collection shall occur; and (c) any breakage fees, losses, tax liabilities and the like incurred due to the Collection as described in this Section 29 shall be solely borne by the Pledgor.

30.           Definitions. As used in this Agreement, the following terms shall have the meanings indicated.

“Account” shall have the meaning given in Section 2(a).

“Account Agreement” shall have the meaning given in Section 2(a).

“Agent” shall have the meaning given in Section 2(a).

“Agreement” shall have the meaning given in the first paragraph.

“Borrower” shall have the meaning given in Recitals A

“Business Day” means any day on which the Lender is open to the public for carrying on substantially all of its banking functions.

“Code” shall have the meaning given in Section l 3(c).

“Collateral” shall have the meaning given in Section 2.

“Collect/Collected/Collection” shall mean, as the context requires, the sale, assignment, transfer, redemption or conversion of the assets which constitute all or any portion of the Collateral.

“Credit Agreement” shall have the meaning given in Section 3(a).

“Credit Facility” shall have the meaning given in Recitals A

“Credit Documents” shall have the meaning given in Section 3.

“Effective Date” shall have the meaning given in the first paragraph.

“Event of Default” shall have the meaning given in Section 12.

“Excluded Collateral” shall have the meaning given in Section 2.

“Lender” shall have the meaning given in the first paragraph.

“Margin Stock” shall have the meaning given in Section 22(c).

“Note” shall have the meaning given in Section 3(a).

“Obligations” shall have the meaning given in Section 3.

“Pledged Assets” shall have the meaning given in Section 2(a).

“Pledgor” shall have the meaning given in the first paragraph.

“Proceeds and Products” shall have the meaning given in Section 2(c).

“Securities Act” shall have the meaning given in Section l3(d).

“WAD” shall have the meaning given in Section 25.

31.           Counterparts. The parties hereto agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or same counterparts. For all purposes, duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

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IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

/s/ Stephen M. Case
STEPHEN M. CASE, as Trustee aforesaid

Pledgor

FIRST HAWAIIAN BANK,
a Hawaii corporation

By	/s/ Stephen Agnew-Miller
Name: Stephen Agnew-Miller
Its Vice President

Lender